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                                                                     Exhibit 4.5



                             SCOVILL FASTENERS INC.,
                                    as Issuer


                                       and


                             SCOVILL HOLDINGS INC.,
                                  as Guarantor


                                  $100,000,000
                         11 1/4 % Senior Notes due 2007



                          Third Supplemental Indenture


                           Dated as of August 3, 2001



                United States Trust Company of New York, Trustee
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         THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of August 3, 2001, among Scovill Fasteners Inc., a Delaware corporation ("Fasteners"), Scovill Holdings Inc., a Delaware corporation ("Holdings"), and United States Trust Company of New York, as trustee (the "Trustee"). "Third Supplemental Indenture" or this "Supplemental Indenture" means this instrument as originally executed or, if amended or supplemented pursuant to the applicable provisions of the Indenture, as amended or supplemented.

         WHEREAS, Scovill Acquisition Inc., the predecessor of Fasteners (the "Issuer"), Holdings and the Trustee entered into an Indenture dated as of November 26, 1997, as amended by the First Supplemental Indenture, dated as of March 13, 1998, and the Second Supplemental Indenture, dated as of June 20, 2001 (the "Indenture"), pursuant to which $100 million aggregate principal amount of the Issuer's 11-1/4% Senior Notes due 2007 (the "Notes") were issued; and

         WHEREAS, Holdings and Fasteners desire to refinance certain indebtedness evidenced by Fasteners' outstanding Notes; and

         WHEREAS, certain holders of such outstanding Notes have agreed to exchange (the "Exchange") such Notes for (i) common stock, par value $0.01 per share of Fasteners (the "Common Stock"); (ii) new 14% Subordinated Pay-in-Kind Bonds due 2013 (the "New Bonds") in accordance with the terms of that certain Exchange Agreement (the "Exchange Agreement"), dated as of August 3, 2001, by and among Holdings, Fasteners, Saratoga Partners III, L.P. ("Saratoga L.P."), Saratoga Partners III, C.V. (together with Saratoga L.P., "Saratoga"), Saratoga Management Company, LLC ("Saratoga Management Company") and the noteholders named in Exhibit A to the Exchange Agreement (the "Holders"); and (iii) in connection with the issuance of the New Notes, Fasteners and Wilmington Trust Company, as trustee, shall enter into that certain Indenture, dated as of August 3, 2001 (the "New Indenture"); and

         WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes (and with respect to Section 1019 of the Indenture, 75% of the aggregate principal amount of the outstanding Notes), the Company and the Trustee may enter into a supplemental indenture for the purpose of changing in any manner or eliminating certain provisions of the Indenture or of modifying in any manner certain rights of the Holders under the Indenture; and

         WHEREAS, in accordance with the terms of the Indenture, the Holder of the Notes, The Depository Trust Company ("DTC"), must deliver its written consent to the Third Supplemental Indenture before it may be entered into by Fasteners, Holdings and the Trustee ; and

         WHEREAS, prior to DTC providing such written consent, it is necessary for the beneficial holders of not less than a majority in principal amount of the outstanding Notes, and with respect to the modification of Section 1019 of the Indenture, 75% of the aggregate principal amount of the outstanding Notes, to give their irrevocable consent to DTC, and upon the receipt of such consents, Fasteners, Holdings and Trustee will execute the Third Supplemental Indenture; and
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         WHEREAS, the requisite consent has been provided by the beneficial holders of the requisite principal amounts of Notes and DTC has delivered its written consent to the Third Supplemental Indenture; and

         WHEREAS, in accordance with Section 902 Fasteners and the Trustee desire to amend certain terms of the Indenture as described below; and

         WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto; and

         WHEREAS, the entry into this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and the Trustee has determined that this Third Supplemental Indenture is in form satisfactory to it.

         NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the beneficial holders of the Notes, as follows:


                                    ARTICLE I

                     CERTAIN TERMS DEFINED IN THE INDENTURE

         Section 1.01. All capitalized used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

                                   ARTICLE II

                           AMENDMENTS TO THE INDENTURE

         Section 2.01. Subject to Section 3.01 hereof, the Indenture is hereby amended as follows:

         Upon the consummation of the Exchange of the Notes as provided for in the Exchange Agreement, Sections 501(3), 501(5), 501(6), 501(7), 801, 802, 1004,
1005, 1006, 1007, 1009, 1011, 1012, 1013, 1014, 1015, 1016, 1017, 1018, 1019 and
all references to such Sections shall be deleted in their entirety and be of no further force and effect.

                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS


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         Section 3.01. Indenture. Except as amended by this Third Supplemental
Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

         Section 3.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of Fasteners and Holdings, and the Trustee assumes no responsibility for their correctness, except for the recital indicating the Trustee's approval of the form of this Third Supplemental Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

         Section 3.03. Effectiveness. This Third Supplemental Indenture shall become effective as of the date first written above.

         Section 3.04. Governing Law. The laws of the State of New York shall govern this Third Supplemental Indenture.

         Section 3.05. Successors and Assigns. All agreements of Holdings and Fasteners in this Third Supplemental Indenture and the Notes shall bind their successors and all agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

         Section 3.06 Duplicate Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                       [Signatures on the Following Page.]


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     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.



                                      SCOVILL FASTENERS INC.

                                      By: /s/ John H. Champagne
                                         ---------------------------------------
                                         Name: John H. Champagne
                                         Title: President and Chief Executive
                                                Officer




                                      SCOVILL HOLDINGS INC.

                                      By: /s/ John H. Champagne
                                         ---------------------------------------
                                         Name: John H. Champagne
                                         Title: President




                                     UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee

                                     By: /s/ James E. Logan
                                        ----------------------------------------
                                        Name: James E. Logan
                                        Title: Vice President




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